Exhibit 99.1

WisdomTree Announces Transformative Advancements in Technology Solutions

WisdomTree facilitates acquisition of CRM-software provider Junxure. Deal brings scale and client service expertise to transform AdvisorEngine digital wealth ecosystem

WisdomTree finalizes terms for option to acquire AdvisorEngine, further solidifying commitment to technology-enabled solutions to help advisors grow

New York, NY – (GlobeNewswire) – January 2, 2018 – WisdomTree Investments, Inc. (NASDAQ: WETF) today announced significant advancements in its current portfolio of technology-enabled practice management solutions while strengthening its commitment and capabilities to meet investors’ evolving needs.

WisdomTree has committed to provide up to $30 million in additional working capital to AdvisorEngine Inc., an innovative financial technology company in which WisdomTree originally invested in November 2016. The majority of the funds are being used by AdvisorEngine to acquire CRM Software, Inc., known as Junxure, an industry-leading Client Relationship Management (“CRM”) software and technology provider for financial advisors. The remainder will be used for the integration of technologies and to help further drive the growth of AdvisorEngine. Furthermore, WisdomTree finalized terms of an option to purchase the remaining equity interests in AdvisorEngine.

Last month, WisdomTree appointed E*TRADE veteran Jarrett Lilien as Executive Vice President – Head of Emerging Technologies. In this newly created role, Mr. Lilien joined WisdomTree’s executive management team and will oversee outward facing technology initiatives, including WisdomTree’s investment in and strategic relationship with AdvisorEngine. Mr. Lilien has also joined AdvisorEngine’s board of directors.

“I am excited to have joined WisdomTree’s executive management team and look forward to advancing the Company’s investor-focused innovations and initiatives in the emerging technology space. This is only the beginning for WisdomTree and AdvisorEngine’s collaborative vision to help advisors grow their businesses,” said Mr. Lilien.

WisdomTree and AdvisorEngine Solidify Commitment to Research-Backed, Technology Enabled Solutions for Advisors

“Through the transactions announced today, we have secured the ability to create long-term franchise value through financial technology,” said Jonathan Steinberg, WisdomTree CEO and President. “Research-backed, technology enabled solutions are a cornerstone of WisdomTree’s growth strategy, and we are thrilled to deepen our relationship with AdvisorEngine.”

WisdomTree originally invested in AdvisorEngine for a substantial minority stake in November 2016. AdvisorEngine is re-imagining how technology can serve financial advisors – enabling advisors to connect more deeply with clients, deliver uncommon value and scale business processes. AdvisorEngine’s wealth management platform is modular and open-architecture, powered by data integrations with leading third-party fintech companies and custodians. Solutions include prospecting and client engagement tools, paperless client onboarding, account aggregation, CRM, goals-based financial planning tools, model portfolios, portfolio construction analytics, compliance monitoring tools, performance reporting and fee billing.

“Amid a rapidly shifting wealth management landscape, our offering has resonated incredibly well across the industry,” said Rich Cancro, AdvisorEngine founder and CEO. “Through our strategic relationship, we have experienced WisdomTree’s commitment to innovation and focus on delivering superior results for its clients. We look forward to continuing to execute on our mission, working with advisors to create the future of financial advice.”

In connection with providing funding to AdvisorEngine for the acquisition of Junxure, WisdomTree secured an option to purchase the remaining equity interests in AdvisorEngine at a price derived from an agreed-upon enterprise valuation of AdvisorEngine. The purchase option is for a period of approximately one year, with the closing of the acquisition to occur no later than January 15, 2019. If exercised, WisdomTree and AdvisorEngine will enter into definitive agreements for the acquisition, which will be subject to customary closing conditions.

Funding Future Growth and Expanding the AdvisorEngine Ecosystem Through the Acquisition of Junxure

“AdvisorEngine’s addition of Junxure’s capabilities to its existing platform creates a complementary yet transformational offering of advisor-oriented solutions to help financial institutions grow their advisory businesses by leveraging technology to meet evolving client, regulatory and operational needs,” said Mr. Steinberg. “This strategic acquisition and the further strengthening of WisdomTree’s relationship with AdvisorEngine builds on our multi-year initiative across technology solutions, data intelligence and practice management services.”

Junxure is the provider of the industry’s most-awarded CRM software with a 98% client satisfaction rate1 across 12,000 active users, 1,400 firms and $600 billion of assets. Founded in 2001 by Ken Golding and Greg Friedman, MS, CFP®, Junxure helps advisors streamline workflow, reduce IT overhead, and provide clients with consistent, high-level service.

The funding by WisdomTree to AdvisorEngine was provided in the form of a loan for up to $30 million, with an initial funding amount of $22 million. The additional funding of the loan will be provided in the second and third quarters of 2018, subject to customary covenants. Besides funding the acquisition of Junxure, the initial funding by WisdomTree includes $6 million of working capital to be used by AdvisorEngine for the integration of technologies and to help further drive its growth.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $48.9 billion in assets under management globally. For more information, visit our Investor Relations website.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	Based on 2017 internal user survey.

About AdvisorEngine Inc.

AdvisorEngine builds powerful and intuitive technology for financial advisors. The company delivers a unified experience across three core groups: client, advisor and business management personnel. AdvisorEngine’s wealth management technology platform operates at the forefront of the industry, applying smart automation to mission-critical advisor activities. The AdvisorEngine team is made up of enterprise technologists, data scientists, designers, futurists, business builders and former financial advisors. For more information, please visit www.AdvisorEngine.com.

About Junxure

CRM Software, Inc. (d/b/a Junxure) was established in 2001 by Ken Golding and Greg Friedman, MS, CFP®, a financial advisor who developed the initial Junxure software to streamline operations at his growing firm. Today, Junxure is an industry leader of advisor technology and practice management solutions with more than 12,000 active users and a client retention rate of 96%. Greg Friedman serves as both President of Junxure as well as President of Private Ocean, one of the West Coast’s most innovative wealth management firms. The inspiration for Junxure consulting, training and software comes from Mr. Friedman’s day-to-day experience running his practice and helping his clients achieve their personal financial goals. For more information, please visit www.junxure.com.

WisdomTree Contact Information

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom / Kylie Scott

+1.917.267.3735 / +1.917.267.3860

jzaloom@wisdomtree.com / kscott@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com